Exhibit 99.1

Pier 1 Imports, Inc. Reports Fourth Quarter and Fiscal Year 2012 Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--April 5, 2012--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the fourth quarter and fiscal year ended February 25, 2012.

Fourth Quarter Financial Highlights

  Comparable store sales increase of 10.3% versus last year’s increase of 8.9%; three-year cumulative comparable store sales increase of 25.7%
  Operating income increased 34% and is 16.4% of sales compared to 13.7% of sales last year
  Earnings per share of $1.04 and $0.48 (before non-recurring tax benefits primarily resulting from the change in the Company’s valuation allowance) versus $0.48 per share last year (minimally taxed)

Full-Year Financial Highlights

  Comparable store sales increase of 9.5% versus last year’s increase of 10.9%; three-year cumulative comparable store sales increase of 21.9%
  Gross profit increase of 270 basis points to 42.5% of sales
  Operating income increased 49% and is 10.1% of sales, exceeding the Company’s three-year goal
  Earnings per share of $1.48 and $0.94 (before non-recurring tax benefits primarily resulting from the change in the Company’s valuation allowance) versus $0.85 per share last year (minimally taxed)
  Repurchased approximately 8% of common stock

Full-Year Operating Highlights

  Well underway with development of e-Commerce platform in preparation for next phase of growth
  Successfully launched site-to-store initiative, Pier 1 To-Go
  Enhanced existing store portfolio and opened 15 new locations
  Upgraded information technology and systems

Alex W. Smith, President and Chief Executive Officer, commented, “We are extremely pleased with our fiscal 2012 results, which reflect solid execution under our three-year growth plan. The enhancements we’ve made across the store portfolio – along with improvements to merchandising, in-store presentation and service – are resonating with customers and driving increased traffic and sales. Indeed, we achieved a total sales increase of 9.8% in fiscal 2012 and a comp store sales increase of 9.5% on top of last year’s comp store gain of 10.9%. At the same time, we delivered strong profitability and returned value to our shareholders through our share repurchase program.”

“We’re beginning the new fiscal year in a strong position,” continued Mr. Smith. “We are preparing for our next phase of growth as we near the launch of our e-Commerce site, ‘Pier 1 To-You’, this summer. We are pleased with the traction we have gained thus far with our ‘Pier 1 To-Go’ initiative – customer response has been exceptional as evidenced by the increase in site traffic and sales contribution. The business continues to be a strong cash flow generator, providing us with the resources and flexibility to invest in our stores, e-Commerce platform, and systems and technology development to ensure that we’re meeting the needs of the Pier 1 Imports customer as we transition into an industry-leading multi-channel retailer. In a separate release issued today, we announced a new three-year growth plan which reflects our commitment to increase shareholder value through initiatives and growth strategies designed to further improve sales and profitability. We look forward to further discussing our fourth quarter and year-end results and our new three-year plan in more detail later this morning on our conference call.”

Fourth Quarter Results

For the fourth quarter ended February 25, 2012, the Company reported net income of $115.2 million, or $1.04 per share, which included the tax benefit resulting from the change in the Company’s valuation allowance(1). Before non-recurring tax benefits primarily resulting from the change in the Company’s valuation allowance, earnings per share were $0.48 for the fourth quarter. Net income for the fourth quarter last year was $57.1 million, or $0.48 per share, which included an income tax provision of only $2.5 million due to the Company’s federal net operating loss tax carry-forward position. Income before income taxes was $81.5 million for the fourth quarter of fiscal 2012 compared to income before income taxes of $59.6 million for the same period last year. Total sales for the fourth quarter were $476.8 million, an 11.8% increase from $426.6 million in the year-ago quarter. Comparable store sales increased 10.3% during the fourth quarter compared to last year’s comparable store sales increase of 8.9% for the same period. The sales increase for the quarter was primarily the result of increases in store traffic and average ticket.

Merchandise margins for the quarter were 59.5% of sales compared to 58.4% of sales in the same period last year. The 110 basis point improvement in merchandise margins continues to be positively impacted by strong input margins, the right balance between regular and promotional pricing, and well-managed inventory levels. Store occupancy costs were $66.6 million for the quarter, or 14.0% of sales, compared to $66.5 million, or 15.6% of sales, last year. Gross profit for the quarter improved to $217.1 million, or 45.5% of sales, from $182.5 million, or 42.8% of sales in the fourth quarter of last year.

Fourth quarter selling, general and administrative expenses totaled $132.7 million, or 27.8% of sales, compared to $119.0 million, or 27.9% of sales, in the year-ago quarter. For the quarter, SG&A expenses consisted of $17.9 million in marketing, $96.8 million in payroll, and $18.0 million in other G&A costs.

____________________________________________________________________________________

(1)During the fourth quarter, the Company was able to conclude that given its improved performance, the realization of all deferred tax assets was more likely than not and accordingly reversed its valuation allowance. The total change in the valuation allowance was approximately $60 million.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the fourth quarter as compared to the same period last year.

	Three months ended
	February 25, 2012		February 26, 2011		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$63.1	13.2%	$59.0	13.8%	$4.1
Marketing	17.9	3.7%	18.6	4.3%	(0.7)
Store supplies, services and other	6.7	1.5%	6.2	1.5%	0.5
Variable costs	87.7	18.4%	83.8	19.6%	3.9

Administrative payroll	33.7	7.1%	26.2	6.1%	7.5
Other relatively fixed expenses	11.3	2.3%	9.0	2.1%	2.3
Relatively fixed costs	45.0	9.4%	35.2	8.2%	9.8

	$132.7	27.8%	$119.0	27.9%	$13.7

Operating income for the fourth quarter increased 34% to $78.3 million, or 16.4% of sales, compared to last year’s operating income of $58.4 million, or 13.7% of sales, reported for the same period. The overall improvement in operating income is primarily attributable to increases in sales and merchandise margins.

Fiscal Year Results

For the fiscal year ended February 25, 2012, the Company reported net income of $168.9 million, or $1.48 per share, which included the tax benefit resulting from the change in the Company’s valuation allowance(1). Before non-recurring tax benefits primarily resulting from the change in the Company’s valuation allowance, earnings per share were $0.94 for the fiscal year. Last year, net income was $100.1 million, or $0.85 per share, which included an income tax provision of only $3.4 million due to the Company’s federal net operating loss tax carry-forward position. For the fiscal year, income before income taxes was $164.1 million compared to income before income taxes of $103.5 million last year. Total sales for the fiscal year increased 9.8% to $1.534 billion from $1.396 billion last fiscal year. Comparable store sales for the fiscal year increased 9.5% compared to a comparable store sales increase of 10.9% last fiscal year.

Merchandise margins for the fiscal year improved to 59.8% of sales compared to 58.6% of sales last fiscal year. Store occupancy costs were $265.9 million, or 17.3% of sales, compared to $262.4 million, or 18.8% of sales, last year. As a percentage of sales, gross profit for the fiscal year was 42.5% compared to 39.8% last year.

For the year, selling, general and administrative expenses were $475.2 million, or 31.0% of sales, compared to $431.9 million, or 30.9% of sales, last year. SG&A expenses consisted of $74.3 million in marketing, $333.2 million in payroll, and $67.7 million in other G&A costs.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for fiscal year 2012 as compared to fiscal year 2011.

	Twelve months ended
	February 25, 2012		February 26, 2011		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$233.4	15.2%	$218.9	15.7%	$14.5
Marketing	74.3	4.8%	65.8	4.7%	8.5
Store supplies, services and other	24.6	1.7%	24.7	1.8%	(0.1)
Variable costs	332.3	21.7%	309.4	22.2%	22.9

Administrative payroll	99.8	6.5%	84.9	6.1%	14.9
Other relatively fixed expenses	43.1	2.8%	37.6	2.7%	5.5
Relatively fixed costs	142.9	9.3%	122.5	8.8%	20.4

	$475.2	31.0%	$431.9	30.9%	$43.3

Operating income for the fiscal year increased 49% to $154.8 million, or 10.1% of sales, compared to operating income of $103.7 million, or 7.4% of sales, last fiscal year. The overall improvement in operating income is primarily attributable to increases in sales and merchandise margins.

Balance Sheet and Other

As of February 25, 2012, the Company remained in strong financial condition with $287.9 million of cash and cash equivalents. Inventory was in line with management’s expectations and totaled $322.5 million, a 3.4% increase compared to $311.8 million at the end of fiscal 2011. For the year, the Company generated $142.2 million of cash from operations. Capital expenditures totaled $62.3 million and were primarily used for new store openings, existing store improvements, and infrastructure and technology development, including the Company’s new e-Commerce platform.

During the fourth quarter, the Company did not repurchase shares under its current $100 million share repurchase program and the entire amount currently remains available for repurchase. As of April 5, 2012, approximately 110.2 million shares of the Company’s common stock were outstanding.

The Company also announced today that its Board of Directors declared a $0.04 per share quarterly cash dividend on the Company’s outstanding shares of common stock. The $0.04 quarterly cash dividend will be paid on May 2, 2012 to shareholders of record on April 18, 2012.

Fiscal 2013 Guidance

The Company’s fiscal year 2013 will include 53 weeks of operating results. The Company has provided the following guidance for fiscal 2013 on a 52-week basis:

  Comparable store sales growth in the mid single-digit range
  Earnings per share in the range of $1.06 to $1.12, representing year-over-year growth of 13% to 19%
  The 53rd week is expected to contribute approximately $25 million to total sales and $0.01 to $0.02 to earnings per share
  Capital expenditures of approximately $70 to $75 million

Fourth Quarter and Fiscal Year Results and New Three-Year Growth Plan Conference Call

The Company will host a conference call to discuss fiscal 2012 fourth quarter and fiscal year financial results and details of the Company’s new three-year growth plan at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 53773293.

A replay will be available after 12:00 p.m. Central Time for a 24-hour period and the replay can be accessed by calling 1-855-859-2056, or if international, 1-404-537-3406 using conference ID number 53773293.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	February 25,	% of	February 26,	% of
	2012	Sales	2011	Sales

Net sales	$476,757	100.0%	$426,583	100.0%

Cost of sales	259,674	54.5%	244,113	57.2%

Gross Profit	217,083	45.5%	182,470	42.8%

Selling, general and administrative expenses	132,746	27.8%	118,983	27.9%
Depreciation and amortization	6,070	1.3%	5,086	1.2%

Operating income	78,267	16.4%	58,401	13.7%

Nonoperating (income) and expenses:
Interest, investment income and other	(3,994)		(2,050)
Interest expense	808		851
	(3,186)	-0.7%	(1,199)	-0.3%

Income before income taxes	81,453	17.1%	59,600	14.0%
Income tax (benefit) provision	(33,760)	-7.1%	2,533	0.6%

Net income	$115,213	24.2%	$57,067	13.4%

Earnings per share:
Basic	$1.06		$0.49

Diluted	$1.04		$0.48

Average shares outstanding during period:
Basic	108,835		116,773

Diluted	110,709		118,756

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Twelve Months Ended
	February 25,	% of	February 26,	% of
	2012	Sales	2011	Sales

Net sales	$1,533,611	100.0%	$1,396,470	100.0%

Cost of sales	882,449	57.5%	841,083	60.2%

Gross Profit	651,162	42.5%	555,387	39.8%

Selling, general and administrative expenses	475,162	31.0%	431,900	30.9%
Depreciation and amortization	21,240	1.4%	19,739	1.5%

Operating income	154,760	10.1%	103,748	7.4%

Nonoperating (income) and expenses:
Interest, investment income and other	(12,434)		(5,164)
Interest expense	3,087		5,368
	(9,347)	-0.6%	204	0.0%

Income before income taxes	164,107	10.7%	103,544	7.4%
Income tax (benefit) provision	(4,831)	-0.3%	3,419	0.2%

Net income	$168,938	11.0%	$100,125	7.2%

Earnings per share:
Basic	$1.50		$0.86

Diluted	$1.48		$0.85

Average shares outstanding during period:
Basic	112,534		116,466

Diluted	114,390		117,484

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	February 25,	February 26,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $248,624 and $261,274, respectively	$287,868	$301,471
Accounts receivable, net	16,282	14,814
Inventories	322,482	311,770
Income tax receivable	134	1,043
Prepaid expenses and other current assets	23,548	22,871
Total current assets	650,314	651,969

Properties, net	103,640	64,773
Other noncurrent assets	69,409	26,835
	$823,363	$743,577

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$63,827	$57,421
Gift cards and other deferred revenue	53,123	71,963
Accrued income taxes payable	16,759	232
Other accrued liabilities	111,679	106,739
Total current liabilities	245,388	236,355

Long-term debt	9,500	9,500
Other noncurrent liabilities	74,832	84,870

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125
Paid-in capital	231,919	243,051
Retained earnings	462,751	293,813
Cumulative other comprehensive loss	(4,473)	(784)
Less -- 15,512,000 and 7,748,000 common
shares in treasury, at cost, respectively	(196,679)	(123,353)
	493,643	412,852
	$823,363	$743,577

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended
	February 25,	February 26,	February 27,
	2012	2011	2010

Cash flow from operating activities:
Net income	$168,938	$100,125	$86,847
Adjustments to reconcile to net cash (used in) provided by
operating activities:
Depreciation and amortization	30,949	33,806	33,335
Loss (gain) on disposal of fixed assets	610	(1,619)	246
Loss on impairment of fixed assets and other long-lived assets	-	503	-
Stock-based compensation expense	6,199	4,706	3,782
Deferred compensation	5,612	4,237	3,736
Lease termination expense	1,889	1,599	7,693
Deferred income taxes	(41,915)	-	-
Amortization of credit card deferred revenue	(22,706)	(2,855)	-
Amortization of deferred gains	(13,938)	(8,498)	(7,777)
Gain on retirement of convertible bonds	-	-	(49,654)
Charges related to the conversion of the 9% Convertible Notes	-	-	18,308
Other	1,389	4,452	3,109
Changes in cash from:
Inventories	(10,712)	1,726	2,835
Accounts receivable, prepaid expenses and other assets	(8,983)	(7,468)	8,097
Income tax receivable	909	(482)	1,588
Proceeds from an adjustment to the proprietary credit card agreement	-	28,326	-
Accounts payable and accrued expenses	7,453	(7,207)	(28,341)
Accrued income taxes payable	16,527	(2,966)	533
Make whole interest provision	-	-	(13,782)
Net cash provided by operating activities	142,221	148,385	70,555

Cash flow from investing activities:
Capital expenditures	(62,316)	(31,049)	(5,246)
Proceeds from disposition of properties	1,350	11,146	730
Proceeds from sale of restricted investments	471	3,876	3,897
Purchase of restricted investments	(1,575)	(3,944)	(3,654)
Collection of note receivable	-	6,250	1,500
Net cash used in investing activities	(62,070)	(13,721)	(2,773)

Cash flow from financing activities:
Purchases of treasury stock	(100,000)	-	-
Proceeds from stock options exercised, stock purchase plan and other, net	9,343	4,972	333
Repayment of long-term debt	-	(26,077)	-
Retirement of convertible bonds	-	-	(31,593)
Debt issuance costs	(3,097)	-	(4,408)
Net cash used in financing activities	(93,754)	(21,105)	(35,668)

Change in cash and cash equivalents	(13,603)	113,559	32,114
Cash and cash equivalents at beginning of period	301,471	187,912	155,798
Cash and cash equivalents at end of period	$287,868	$301,471	$187,912

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400